Exhibit 99.1

GBS Announces Estimated Revenue of $33 Million for the Fiscal Year Ending March 31, 2012

Represents a Year-Over-Year Growth of Over 19% Based Primarily on Strong Demand for GBS Product and Expertise Offerings

WOODSTOCK, Ga., April 19, 2012 (GLOBE NEWSWIRE) -- GBS Enterprises Incorporated (OTCBB:GBSX) ("the Company" or "GBS"), a leader in application modernization technology, Cloud services as well as the world's largest provider of expertise for the IBM Lotus Notes & Domino platform, today announced estimated revenue of $33 million for the 2012 fiscal year ending March 31, 2012. This represents a year-over-year revenue increase of over 19% as compared to the 2011 fiscal year revenue of $27.7 million.

The Company's revenue growth is attributable both to its core software and services business comprised of licensing applications for Lotus Notes and Domino and to new revenue associated with its application modernization technology and related services.

GBS saw continued strong momentum for its products and expertise-based services through the year and a notable increase in CY Q1 2012 (Fiscal 4th Quarter). As an indicator, approximately $2 Million in revenue was generated from just the top three sales transactions in CY Q1 2012. Revenue growth was not just restricted to the top tier accounts but was broad-based and visible across multiple market segments, geographies, product lines and expert services.

Mr. Joerg Ott, CEO of GBS Enterprises commented, "We are pleased with our revenue growth year-over-year. In addition to growth from our modernization business, we are pleased that the revenue growth from our core business division continues to offer us the luxury of a stable, positive cash flow allowing us to fund the build-out of products and services targeting significant revenue expansion, in particular, our Web enablement and modernization technology called Transformer."

In the enterprise market, there is a large, unmet need for GBS' unique Lotus Notes & Domino expertise and Transformer technology, which enables the modernization of existing systems including extending data and application access to mobile devices and the cloud in an efficient and cost effective manner.

Transformer is a comprehensive set of enabling tools and technologies that help customers effectively plan and implement either a Modernization and/or a Migration of the Lotus Notes & Domino application environment. GBS and its partners are the only providers in the marketplace with both the technology and professional expertise to address this market need.

Mr. Joerg Ott concluded, "Companies on the Lotus Notes & Domino platform see great value in our expertise based advisory services to help define their strategic direction, cloud roadmap and future investments in messaging and collaboration applications. We expect significant growth in the foreseeable future and have confidence in our ability to produce continued growth in the remainder of CY 2012."

The Company anticipates releasing its fourth quarter and full fiscal year 2012 results in June.

About GBS Enterprises Incorporated

GBS Enterprises Incorporated (OTCBB: GBSX) is a leader in application modernization technology, Cloud services as well as the world's largest provider of expertise for the IBM Lotus Notes/Domino platform. With its unique capabilities, solutions and services in the Lotus Software environment, it helps customers assess and evaluate their current Lotus infrastructure and application environment, formulate their strategic technology and operational goals, and implement solutions on-premise or on the cloud that meet their current and future business needs.

Caution Concerning Forward-Looking Statements

This release contains statements that may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements regard the intent, belief, and expectations of the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, they involve risks and uncertainties, and their results may differ materially.

CONTACT: Investor Relations Contact:

Alliance Advisors, LLC

Alan Sheinwald, Founder and President

(914) 669-0222

asheinwald@allianceadvisors.net

Gary MacDonald, EVP and

Chief Corporate Development Officer

gary.macdonald@us.gbs.com

Michael Baum, Corporate Communications

michael.baum@us.gbs.com

Source: Globe Newswire (April 19, 2012 - 9:52 AM EDT)

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